Exhibit 5.1

The Board of Directors

SUPERVALU INC.

11840 Valley View Road

Eden Prairie, Minnesota 55344

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is being furnished to you in connection with the proposed registration under the Securities Act of 1933, as amended, of 38,580,641 shares of Common Stock, par value $1.00 per share (the “Shares”), of SUPERVALU INC., a Delaware corporation (the “Company”), to be offered pursuant to the Albertsons Savings & Retirement Estates, Albertson’s, Inc. Amended and Restated 1995 Stock-Based Incentive Plan, as amended, Albertson’s, Inc. 1995 Stock Option Plan for Non-Employee Directors, as amended, Albertson’s, Inc. 2004 Equity and Performance Incentive Plan, as amended, and American Stores Company 1997 Stock Plan for Non-Employee Directors, as amended (collectively, the “Plans”). For purposes of this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the following:

(i)	the Restated Certificate of Incorporation of the Company;

(ii)	the Restated Bylaws of the Company; and

(iii)	the registration statement on Form S-8, including exhibits, as filed with the Securities and Exchange Commission on or about the date hereof in connection with the registration of the Shares under the Securities Act of 1933, as amended.

I have also examined such other documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion. In such examination, I have assumed the authenticity of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons.

I am admitted to practice in the State of Minnesota and I express no opinion as to the laws of any other jurisdiction other than the corporate laws of the State of Delaware and the securities laws of the United States of America.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 of the Company relating to the Shares.

Dated: June 1, 2006

Very truly yours,

/s/ WARREN E. SIMPSON
Warren E. Simpson
Senior Corporate Counsel and Assistant Secretary